Exhibit 5.1
Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
September 19, 2007
F5 Networks, Inc.
501 Elliott Avenue West
Seattle, Washington 98119
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 2,830,703 shares (the “Shares”) of Common Stock, no par value per share, of F5 Networks, Inc., a Washington corporation. The Shares are issuable under the F5 Networks, Inc. Assumed Acopia Networks, Inc. 2001 Stock Incentive Plan (the “Acopia 2001 Plan”) and the F5 Networks, Inc. Acopia Acquisition Equity Incentive Plan (together with the Acopia 2001 Plan, the “Plans”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, the Plans and the corporate action of the Company adopting the Plans, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to the law of the State of Washington.
     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly, /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP Kirkpatrick & Lockhart Preston Gates Ellis LLP